Exhibit 99.1

Contact:
Viking Systems, Inc.
Robert Mathews, EVP & CFO
508-366-3668 Ext. 8392

VIKING SYSTEMS, INC. REPORTS THIRD QUARTER RESULTS

---Sales Increase 62% Over Prior Year---

WESTBOROUGH, MA, November 3, 2011 - Viking Systems, Inc. (OTC BB:VKNG), a leading worldwide developer, manufacturer and marketer of 3D and 2D visualization solutions for complex minimally invasive surgery, today announced results for its third quarter ended September 30, 2011. Total sales increased 62% compared with the third quarter of the prior year and 18% compared with the second quarter of 2011.

Jed Kennedy, President and CEO of Viking Systems said, “In what many view as a very difficult global financial climate, we are pleased to be able to report 62% sales growth for the third quarter.  Despite these difficult financial times, we believe we have put in place the pieces necessary to continue growing our sales and drive 3D adoption in the operating room. We will continue to make what we believe to be the necessary investment in sales and marketing as we continue to develop our commercial operations.  The fourth quarter is the strongest quarter for hospital capital equipment sales, both in the U.S. and in major markets around the world.  We anticipate a strong finish to the year for 3DHD Vision System sales”.

Financial Highlights for the Quarter

•
Sales increased 62% to $3.0 million in the third quarter of 2011 from $1.8 million in the third quarter of 2010, resulting from improved sales of Vikings 3DHD Vision Systems and increased sales of OEM products. Year-to-date sales in 2011 increased 49% to $8.6 million compared with $5.8 million for the same period in 2010.

•	The Company sold 14 of its recently released 3DHD systems during the quarter, with revenue recognized on 12 of the systems, and revenue deferred related to two demonstration systems.

•
OEM product sales increased $0.5 million, or 31%, during the third quarter of 2011 compared with the third quarter of 2010, and was aided by shipping approximately $343,000 of certain OEM product orders in the third quarter that had been previously delayed during the second quarter of 2011 because of component availability issues related to the natural disaster that occurred in Japan during the first quarter 2011.

•
Gross profit increased by 39%  in the quarter compared with the third quarter of the prior year. Gross profit as a percent of sales decreased due to higher manufacturing overhead costs as we increase our production capacity combined with a decrease in sales of our highest margin OEM products and an increase in sales of lower margin OEM products.

•
Operating expenses increased to $1.2 million during the quarter from $1.1 million in the third quarter of 2010 primarily due to increased sales and marketing expense and the promotional costs related to the new 3DHD system.

•	Net loss for the quarter decreased to $569,000 or $0.01 per share, compared with $633,000 reported for the third quarter of 2010.

•	The Company reported cash on hand of $1.7 million at September 30, 2011.

Business Update

Viking Systems reported that, from product launch through September 30, 2011, it has shipped a cumulative total of 66 3DHD Vision Systems. These shipments comprised 35 demonstration units, 25 customer systems, two “Center of Excellence” systems for which there was no charge, and four company-owned market development systems to commissioned representatives.  Since nearly all customer sales require “hands-on” demonstrations, placement of demonstration units is critical to future sales success.

During the third quarter the Company announced changes to its alliances for selling its 3DHD Vision Systems in the USA, including entering into a distribution agreement with EndoResolution LLC to sell the Company’s 3DHD Vision Systems in 14 Midwestern states plus Colorado, Arizona, Southern California and Hawaii. The Company has also entered into agreements with four independent sales representatives to sell the 3DHD Vision System within individual territories covering New England, Upstate New York, New York City, Long Island, Georgia, South Carolina, Virginia and Washington D.C.

During the quarter the Company obtained access to one of the largest medical markets in Europe by entering into an agreement with CJ Medical to distribute the Company’s 3DHD Vision Systems in the United Kingdom.

In October 2011 the Company entered into an agreement with A & G Medical Technology, GmbH to represent the Company’s 3DHD Vision System in Germany. The Company now has coverage in the five major European Community markets: United Kingdom, Germany, France, Italy and Spain.

Also in October 2011 the Company appointed Jennifer A. Silverman to the newly created position of Vice President, Marketing. Reporting to Jed Kennedy, President and CEO, Ms. Silverman assumed direct responsibility for developing and implementing Viking's global marketing initiatives. Her experience includes all facets of marketing for several medical device companies. Two of her last three director level marketing positions were with privately held medical device companies that were acquired by Medtronic and Covidien.

The Company reported that it presented the Company’s 3DHD Vision System at the American College of Surgeons Annual Clinical Congress held in San Francisco from October 23-27, 2011 and that the system continued to receive a very positive response from attendees of the congress.  Kennedy commented, “Based on the response to our product at ACS, I believe we are at an inflection point in the adoption of 3DHD visualization for operating rooms in the USA.  I look forward to significant sales growth in the next 12 months and beyond.”

The Company’s 3DHD Vision System is planned to be featured during the 3D Laparoscopic Surgery Session at the 2011 Annual Scientific Meeting of the Association of Laparoscopic Surgeons of Great Britain and Ireland, November 17-18, 2011 in Cardiff, UK.

The Company reported that it has been informed by its 3DHD Vision System distributor for China that the distributor has completed the technical product review phase of the product registration in China.  The distributor is awaiting a determination of whether clinical procedures will be required to be included in the registration process.

About Viking Systems, Inc.

Viking Systems, Inc. is a leading worldwide developer, manufacturer and marketer of 3D and 2D visualization solutions for complex minimally invasive surgery.  It actively markets and sells the only stand alone, FDA cleared, cost-effective 3D system for use in minimally invasive laparoscopic surgery.  Viking partners with medical device companies and healthcare facilities to provide surgeons with proprietary visualization systems enabling minimally invasive surgical procedures, which reduce patient trauma and recovery time. Viking, through its OEM products business, also designs and manufactures surgical vision systems and components for several leading medical instrument companies worldwide. For more information, please visit our website at www.vikingsystems.com.

This press release contains forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors as described in our annual report on Form 10-K under the heading "Risk Factors" as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, profitability, production and shipment of units, future financial results, and statements using words such as "estimate", "project", "plan", "intend", "expect", "anticipate", "believe" and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

VIKING SYSTEMS, INC.
Condensed Balance Sheets

	September 30, 2011	December 31, 2010
	(Unaudited)
Current assets:
Cash and cash equivalents	$1,696,244	$950,285
Accounts receivable, net	1,641,073	1,008,042
Inventories, net	2,197,980	1,619,094
Prepaid expenses and other current assets	134,679	184,842
Total current assets	5,669,976	3,762,263

Property and equipment, net	572,857	365,302
Intangible assets, net	17,500	70,000
Total assets	$6,260,333	$4,197,565

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$1,484,035	$1,408,109
Accrued expenses	957,796	794,633
Deferred revenue	149,636	55,119
Total current liabilities	2,591,467	2,257,861

Total stockholders' equity	3,668,866	1,939,704
Total liabilities and stockholders' equity	$6,260,333	$4,197,565

Statements of Operations -Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Sales, net	$2,964,201	$1,832,502	$8,595,874	$5,752,898
Cost of sales	2,344,888	1,386,486	6,940,213	4,259,094

Gross profit	619,313	446,016	1,655,661	1,493,804

Operating expenses:
Selling and marketing	370,714	219,650	1,304,197	633,519
Research and development	385,917	467,564	1,004,550	1,085,969
General and administrative	432,133	391,807	1,293,270	1,154,381
Total operating expenses	1,188,764	1,079,021	3,602,017	2,873,869

Operating loss	(569,451)	(633,005)	(1,946,356)	(1,380,065)

Total other income	279	440	70,801	1,200
Net loss	$(569,172)	$(632,565)	$(1,875,555)	$(1,378,865)

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.03)

Weighted average shares - basic and diluted	72,382,598	54,755,310	66,127,914	50,401,515

Operating Loss Before Non-Cash Charges

Management assesses operational performance and improvement by measuring and reporting our operating loss before noncash charges. Management believes this non-GAAP metric is useful in understanding our ability to generate cash, before consideration of working capital or capital expenditure needs.

A reconciliation of net loss in accordance with U.S. generally accepted accounting principles, or GAAP, to the non-GAAP measure of operating loss before non-cash charges is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net loss, as reported	$(569,172)	$(632,565)	$(1,875,555)	$(1,378,865)
Adjustments:
Total other income	(279)	(440)	(70,801)	(1,200)
Operating loss, as reported	(569,451)	(633,005)	(1,946,356)	(1,380,065)
Non-cash stock option expense	128,219	105,559	328,214	299,588
Depreciation and amortization	105,563	30,621	275,196	89,288
Operating loss before non-cash charges	$(335,669)	$(496,825)	$(1,342,946)	$(991,189)